                               October 6, 1997



Premier Concepts, Inc.
3033 South Parker Road, Suite 120
Aurora, Colorado 80014

     Re:  S.E.C. Registration Statement on Form S-8

Ladies and Gentlemen:

     We hereby consent to the inclusion of our opinion regarding the legality of the securities being registered by the Form S-8 Registration Statement to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, by Premier Concepts, Inc., a Colorado corporation (the "Company"), in connection with the offering by the Company and certain Selling Securityholders described therein of up to 290,000 shares of Common Stock, $.002 par value, as proposed and more fully described in such Registration Statement.

     We further consent to the reference in such Registration Statement to our having given such opinions.

                                   Sincerely,



                                   Clifford L. Neuman


CLN:wdf